Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-97579, 333-89030, 333-122986, 333-121165, and 333-121160) of SRA International, Inc. of our report dated October 19, 2007 relating to the consolidated financial statements of Constella Group, LLC, which appears in the Form 8-K/A of SRA International, Inc. dated October 23, 2007.

/s/ Aronson & Company

Rockville, Maryland
October 23, 2007